EXHIBIT 10.25 (ii)

THIRD AMENDMENT OF THE

ANTHEM 401(K) LONG TERM SAVINGS INVESTMENT PLAN

(SECOND RESTATEMENT EFFECTIVE JANUARY 1, 1997)

Pursuant to rights reserved under Article X of the Anthem 401(k) Long Term Savings Investment Plan (the “Plan”), Anthem Insurance Companies, Inc. (the “Company”) hereby amends the Plan, effective (except as otherwise expressly provided herein) as of January 1, 2002, as follows:

1. Limitations on Contributions.    Section 5.4 of the Plan is hereby amended to provide, in its entirety, as follows:

5.4	Maximum Annual Additions. Except for catch-up contributions permitted under Section 4.1(a)(v) of the Plan, the maximum Annual Additions that may be contributed or allocated to a Participant’s Accounts under the Plan for any Limitation Year shall not exceed the lesser of:

(i)	$40,000, as adjusted for increases in the cost of living under Section 415(d) of the Code, or

(ii)	100 percent of the Participant’s compensation, as defined below, within the meaning of Section 415(c)(3) of the Code, for the Limitation Year.

2. Modification of Top-Heavy Rules.    Article XIII of the Plan is hereby amended as follows:

Section 13.5(d) is hereby amended to provide, in its entirety, as follows:

13.5(d)	“Key Eligible Employee” means any Employee or former Employee (including any deceased Employee) who at any time during the Plan Year that includes the determination date was an officer of the employer having annual compensation greater than $130,000 (as adjusted under Section 416(i)(1) of the Code for Plan Years beginning after December 31, 2002), a 5-percent owner of the employer, or a 1-percent owner of the employer having annual compensation of more than $150,000. For this purpose, annual compensation means compensation within the meaning of Section 415(c)(3)

of the Code. The determination of who is a Key Eligible Employee will be made in accordance with Section 416(i)(1) of the Code and the applicable regulations and other guidance of general applicability issued thereunder.

A new final paragraph is hereby added to Section 13.8 of the Plan to provide, in its entirety, as follows:

Employer matching contributions shall be taken into account for purposes of satisfying the minimum contribution requirements of Section 416(c)(2) of the Code and the Plan. The preceding sentence shall apply with respect to matching contributions under the Plan or, if the Plan provides that the minimum contribution requirement shall be met in another plan, such other plan. Employer matching contributions that are used to satisfy the minimum contribution requirements shall be treated as matching contributions for purposes of the actual contribution percentage test and other requirements of Section 401(m) of the Code.

A new Section 13.10 is hereby added to the Plan to provide, in its entirety, as follows:

13.10	Determination of Present Values and Amounts. This Section 13.10 shall apply for purposes of determining the present values of Cumulative Accrued Benefits and Cumulative Account Balances of Eligible Employees as of the determination date.

(a)	Distributions during Year Ending on the Determination Date. The present values of Cumulative Accrued Benefits and the amounts of Cumulative Account Balances of an Eligible Employee as of the Determination Date shall be increased by the distributions made with respect to the Eligible Employee under the Plan and any plan aggregated with the Plan under Section 416(g)(2) of the Code during the 1-year period ending on the Determination Date. The preceding sentence shall also apply to distributions under a terminated plan which, had it not been terminated, would have been aggregated with the Plan under Section 416(g)(2)(A)(i) of the Code. In the case of a distribution made for a reason other than separation from service, death, or Disability, this provision shall be applied by substituting 5-year period for 1-year period.

(b)	Eligible Employees Not Performing Services during Year Ending on the Determination Date. The Cumulative Accrued Benefits and Cumulative Account Balance of any individual who has not performed services for the Employer during the 1-year period ending on the determination date shall not be taken into account.

3. Repeal of Multiple Use Test.    Section 4.8 of the Plan is hereby amended by the addition of a new final paragraph which provides, in its entirety, as follows:

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The Multiple Use Test described in Treasury Regulation Section 1.401(m)-2 and the Plan shall not apply for Plan Years beginning after December 31, 2001.

4. Increase in Compensation Limit.    The first paragraph of Section 2.15 of the Plan is hereby amended by the addition of a new last sentence which provides, in its entirety, as follows:

The Compensation of each Participant taken into account in determining allocations for any Plan Year beginning after December 31, 2001, shall not exceed $200,000, as adjusted for cost of living increases in accordance with Section 401(a)(17)(B) of the Code. The cost of living adjustment in effect for a calendar year applies to Compensation for the determination period that begins with or within such calendar year.

5. Contribution Limitation for Elective Deferrals.    Section 2.15 of the Plan is hereby amended by the addition of a new final paragraph which provides, in its entirety, as follows:

No Participant shall be permitted to have elective deferrals made under this Plan, or any other qualified plan maintained by the Employer during any taxable year, in excess of the dollar limitation contained in Section 402(g) of the Code in effect for such taxable year, except to the extent permitted under Section 4.1(a)(v) of the Plan and Section 414(v) of the Code, if applicable.

IN WITNESS WHEREOF, this Third Amendment has been adopted this 31st day of December, 2002.

ANTHEM INSURANCE COMPANIES, INC.

By:

Chairman of the Anthem Pension Committee

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